UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 30, 2003



                             ZENITH TECHNOLOGY, INC.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


                                     NEVADA
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)


                               0-33135 68-0448219
          (Commission File Number) (I.R.S. Employer Identification No.)


              2600 Michaelson, 17th Floor, Irvine, California 92612
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (949) 852-3588


                                 Not Applicable

     (Former name, former address and former fiscal year, if changed since last report)



                                TABLE OF CONTENTS
                                                                            Page


ITEM 1:  CHANGES IN CONTROL OF THE REGISTRANT..............................   1

ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS..............................   1

ITEM 5.  OTHER EVENTS......................................................   2

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA
                 FINANCIAL INFORMATION AND EXHIBIT.........................   4

SIGNATURES.................................................................   5



ITEM 1: CHANGES IN CONTROL OF REGISTRANT.

     On January 4, 2004 pursuant to the completion of a share exchange transaction with Adsouth, Inc., a Boca Raton, Florida based direct response and marketing company, the Registrant effectively underwent a change of control. In exchange for receipt of one hundred percent of the total issued and outstanding capital stock of Adsouth, Inc., the Tiger Fund, Inc., the majority shareholder of the registrant issued to Mr. John P. Acunto and Ms. Angela Acunto, Chairman and Vice Chairman of Adsouth, twenty eight million (28,000,000) shares of Zenith Technology, Inc. common stock, representing 53.67% of the total issued and outstanding voting securities of the Registrant. Prior to this transaction, the Registrant was controlled by the Tiger Fund, Inc., an Irvine California based business development company, which previously owned 41,501,098 shares out of a total of 52,170,464 shares outstanding of the Registrant, representing an aggregate ownership of 79.55% interest.

ITEM 2:  ACQUISITION AND DISPOSITION OF ASSETS.

     On January 4, 2004, the Tiger Fund, Inc. ("Tiger"), Zenith Technology, Inc. ("Zenith" or "Registrant") and John P. Acunto and Angela E. Acunto ("Sellers") completed a share exchange agreement whereby, Sellers transferred to Zenith 10,000 shares of common stock of Adsouth, Inc. ("Adsouth"), a Florida corporation with its principal place of business in Boca Raton, Florida, in exchange for which Sellers received twenty eight million (28,000,000) shares of the Registrant held by Tiger. Tiger further has agreed to provide Adsouth up to one million ($1,000,000) dollars over the next twelve months in exchange for receipt of an unspecified additional amount of equity of Adsouth or the Registrant. Closing of the transaction occurred at 4:00 p.m. eastern standard time at the offices of Adsouth in Boca Raton, Florida. The Registrant has elected to amend this report and provide consolidated financial statements and pro forma financial information of Adsouth by no later than sixty days from the date of filing of this report, pursuant to the requirements of Item 7(a)(4) of this Form.

ITEM 5.  OTHER EVENTS.

     On December 30, 2003, NavLynx Technologies, Inc. issued a press release indicating that it had terminated its binding letter of intent. Zenith entered into a binding letter of intent to merge with NavLynx Technologies, Inc. on June 26, 2003. The intention of Zenith was to consummate the transaction within the next several weeks from that date, as was made clear to NavLynx in the letter. At that time, Zenith was advised by NavLynx that the only contingency necessary for it to close the merger with Zenith was the obtaining of board and shareholder approval by NavLynx. Zenith understood that because the management of NavLynx was solidly behind recommending the merger as being in the best interests of NavLynx and its shareholders, the process would be perfunctory.

For the past six months, numerous delays which were directly caused by NavLynx had stalled the completion of a definitive merger agreement, and prevented the merger proposal from being presented to its shareholders. In addition to a myriad of tax and structuring issues which have been raised by NavLynx in recent months (and as to which Zenith has spent significant effort and resources in addressing these matters), one of the most important delaying items was a determination made by Mr. Henry, CEO of NavLynx, of the need for a significant and material "catalyst event". This need for a catalyst event was never mentioned by Mr. Henry prior to Zenith's entering into its agreement with NavLynx, and was certainly not introduced by NavLynx as a material term in the June 26, 2003 letter of intent. Evidence of this catalyst event was never produced despite numerous requests by the Registrant.

Strategy Partners, LLC, a management consultant to Zenith Technology, Inc. and investment advisor to the Tiger Fund, Inc., the majority shareholder of Zenith Technology, Inc., hired Mr. Mike Baldwin as an independent consultant to assist Zenith in performing its due diligence in connection with the merger. Zenith hired Mr. Baldwin because he represented himself as the co-founder of NavLynx and former President and Chief Operating Officer of ISWireless, Inc. (a predecessor to NavLynx). Mr. Baldwin and Mr. Henry spoke frequently and Mr. Baldwin reported to Mr. Omar Rizvi, the managing director of Strategy Partners, LLC, about the progress of the company, and periodic developments pertaining to the "catalyst event". Zenith came to understand, from Mr. Baldwin's work and statements by Mr. Henry, that NavLynx felt it was not yet prepared to go public via merger with Zenith unless this catalyst event, in the form of a large purchase order or some other significant revenue, was contracted for by NavLynx. However, NavLynx chose not to disengage itself from the Letter of Intent. To that end, Zenith disclosed in its Quarterly Report on Form 10-QSB for the period ended June 30, 2003 (as filed with the Securities and Exchange Commission on September 22, 2003) a conversation with the principal executives of NavLynx, in which Mr. Henry indicated the need for the catalyst event, that NavLynx had significant purchase orders coming in which would constitute such a catalyst, and that this would likely create strong shareholder support in favor of the merger.

On September 19, 2003, Zenith Technology, Inc. and NavLynx Technologies Inc. mutually agreed to extend the termination date of the binding Letter of Intent from October 1, 2003 to December 1, 2003, as stated by Mr. Henery, due to unforeseen and unavoidable delays within NavLynx regarding its year-end financials which delayed its Annual Shareholders Meeting, and the continuing analysis of legal differences that exist between the United States and Canada in consummating the proposed transaction between the companies. The merger proposal with Zenith was to be introduced to their shareholders for initial review at this meeting. Members of the management of Zenith Technology and Strategy Partners attended this meeting on October 16, 2003. NavLynx reported to Zenith and Strategy Partners after a closed meeting in which shareholders were to consider the merger with Zenith that the consensus of the shareholders was that if a significant and material catalyst event occurred, it would justify the need for NavLynx to go public. At a dinner on October 16, 2003 Mr. Henry and Mr. Kostenko agreed to provide evidence of a significant catalyst event within two weeks, again which never materialized. Since that date, Mr. Henry had periodically assured Zenith and Strategy Partners via email that NavLynx was very near signing a significant contract with a customer, and was confident that such would result in what he felt would be necessary to gain shareholder approval.

On November 17, 2003 the Board of Directors of NavLynx unanimously approved the merger transaction with Zenith Technology, Inc. On that date, NavLynx published a press release that quoted Mr. Henry as stating "NavLynx is in a critical stage of development. We are sitting on a substantial book of orders and, just this year, we became one of the first telematics companies to turn a profit." Strategy Partners has learned that the profit to which NavLynx refers has resulted from significant accrued salaries being foregiven by employees and/or consultants. Immediately after this press release, Zenith Technology requested its counsel to complete preparation of the definitive merger agreement, as it now appeared that the structural issues impacting the Canadian company had been resolved, the "catalyst" NavLynx was waiting for had been successfully obtained, and the parties could now complete the merger transaction as contemplated in the June 2003 letter of intent. As it turned out, however, several weeks after receiving Zenith's initial draft of the definitive agreement, NavLynx' counsel returned comments to Zenith surfacing several further perceived regulatory and tax ramifications of the transaction which would require significant restructuring and redrafting of the proposed agreement prepared by Zenith.

Before having its counsel spend more time on revising the document to incorporate NavLynx' latest structural changes, Zenith wanted to confirm that the "catalyst" was indeed in place. It pressed Mr. Baldwin and Mr. Henry to provide the due diligence documentation previously requested corroborating the "substantial book of orders". None of this information has yet been received, and Mr. Baldwin resigned from his engagement to Strategy Partners and as sole officer and director of Zenith Technology on December 4, 2003.

On December 22, 2003 Zenith instructed its legal counsel to send a letter to NavLynx discussing Zenith's frustration with the continuing delays in arriving at a definitive agreement for, and closing of, the proposed merger. Zenith also repeated again its desire to receive additional due diligence items it was seeking and more specifically, verification of the "substantial orders". NavLynx responded by terminating the Letter of Intent on December 30, 2003 through publication of a press release, without consulting with or informing Zenith of its intention to do so. On December 30, 2003 the Registrant accepted Mr. Baldwin's resignation.

     On December 30, 2003, the Registrant's majority shareholder issued a consent to action to nominate and fill the vacancy on the Board of Directors with Mr. Tim Williams, who became Chairman, Chief Financial Officer and Secretary of the Registrant.

     On January 5, 2004 the Registrant issued a press release announcing the closing of its acquisition of Adsouth, Inc. A copy of this press release has been attached as an exhibit to this report and is incorporated by reference herein.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)......Financial Statements.

     (4) Registrant will file consolidated financial statements within 60 days from the date of this initial report.

(b) Pro Forma Financial Information.

         Not applicable.

(c) Exhibits.

         Exhibit No.       Description.

         99.1              Press Release issued by Registrant on January 5, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 5, 2004.                            ZENITH TECHNOLOGY, INC.
                                                     -----------------------
                                                     (Registrant)
                                                     /p/ John P. Acunto
                                                     Chairman of the Board

                                  EXHIBIT INDEX

      Exhibit No.       Description.

      99.1              Press Release dated December 31, 2003 issued by
                        Zenith Technology, Inc.